Exhibit 99.1

USA Synthetic Fuel Corporation receives $50 Million
Reserve Equity Financing from AGS Capital Group

Cincinnati, May 19, 2011 -- USA Synthetic Fuel Corporation (OTCQB:USFC), a leading cleantech company focused on ultra clean btu converter commercial deployment, confirms it has received a $50,000,000 Reserve Equity Financing  facility from AGS Capital Group, LLC, a US based specialist investor group, to provide funding for Lima Energy, Cleantech Energy, and corporate growth.

The Reserve Equity Financing is a long-term strategic financing partnership that places USA Synthetic Fuel in control of how and when equity is raised, minimizing any potential dilution or disruption to the company’s capital structure.  USA Synthetic Fuel has discretion to periodically sell common shares when the prices are attractive.  The Company decides when the funds are raised and how the funds are utilized.  Having AGS Capital Group as a long-term partner reduces financing uncertainty so the Company can better focus on achieving its business objectives.

About USA Synthetic Fuel Corporation

USA Synthetic Fuel Corporation (OTCQB:USFC) is an environmental energy technology Company focused on building ultra clean Btu converters designed to enable America’s solid hydrocarbon resources to be transformed into low cost synthetic fuel products: pipeline quality synthetic natural gas (SNG), transportation fuel (diesel, jet, gasoline), hydrogen, and power. USA Synthetic Fuel’s goal is to deliver top environmental, economic, and social performance. The Company’s leading Btu converters are in development and/or construction and are designed to produce 100,000 BOE (barrels of oil equivalent) per day of low cost synthetic fuel. The Company has established the long-term business objective of manufacturing and delivering 2 million BOE/day of low cost synthetic fuel in the USA by 2030. The company owns 1.02 Billion BOE in solid hydrocarbon energy.  Additional information may be found at www.usasfc.com

About AGS Capital Group, LLC

AGS Capital Group provides flexible equity financing solutions for growth-stage and mature public companies as well as private companies looking to go public. With offices in New York, Hong Kong and India, AGS Capital Group has facilitated the growth of companies within the U.S. and those domiciled in foreign markets around the globe. AGS Capital Group invests in public companies listed on most exchanges and performs fundamental analysis including credit risk, technical analysis of market trends and industry, evaluation of management team experience and corporate structure evaluation. Additional information may be found at www.agscapitalgroup.com

Forward-Looking Statements

Statements in this news release that are not descriptions of historical facts are forward-looking statements. Reference is made in particular to the descriptions of our plans to, and objectives for, future operations, assumptions underlying such plans and objectives and other forward-looking terminology such as “may”, “expects”, “believes”, “anticipates”, “intends”, “projects”, or similar terms, variations of such terms or the negative of such terms. Forward-looking statements are based on management’s current beliefs, opinions, and expectations. Actual results could differ materially from those currently anticipated due to a number of factors. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in the company’s periodic reports, including our Form 10.

Contacts
USA Synthetic Fuel Corp:
H. L. Reichart, 513-762-7870
info@usasfc.com